Exhibit 10.36

SARA LEE CORPORATION

1998 Long-Term Incentive Stock Plan

Stock Option Grant Notice and Agreement

«First_Name» «Last_Name»

(“Participant”)

Sara Lee Corporation (the “Company”) is pleased to confirm that you have been granted a stock option (an “Option”), effective as of August 25, 2005 (the “Grant Date”), as provided in this Stock Option Grant Notice and Agreement (the “Agreement”):

1. Option Right. Your Option is to purchase, on the terms and conditions set forth below, the following number of shares (the “Option Shares”) of the Company’s Common Stock, par value $.01 per share (the “Common Stock”) at the exercise price specified below (the “Exercise Price”).

	Number of Option Shares	Exercise Price Per Option Share
Shares Granted		$

2. Option. This Option is a non-qualified stock option that is intended to conform in all respects with the 1998 Long-Term Incentive Stock Plan (the “Plan”), a copy of which has been provided to you, and the provisions of which are incorporated herein by reference. This Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

3. Expiration Date. This Option expires on the tenth anniversary of the Grant Date (the “Expiration Date”), subject to earlier expiration upon your death, disability or other termination of employment, as provided below.

4. Vesting. This Option may be exercised only to the extent it has vested. Subject to paragraphs 5 and 6 below, if you are continuously employed by the Company or any of its subsidiaries (collectively, the “Sara Lee Companies”) from the Grant Date until the first anniversary of the Grant Date, this Option will vest with respect to one-third of the Option Shares, and on each subsequent anniversary of the Grant Date on which you continue to be employed by the Sara Lee Companies, your Option will vest with respect to an additional one-third of the Option Shares, until you are 100% vested in your Option on the third anniversary of the Grant Date.

5. Death, Total Disability or Retirement. In the event of your death or permanent and total disability, all Option Shares will vest as of the date of death or the date you are determined to be permanently and totally disabled. In the event of your retirement, this Option will continue to vest subject to paragraph 4.

If you cease active employment with the Sara Lee Companies, because of your death or permanent and total disability (as defined under the appropriate disability benefit plan if applicable), the last day on which this Option may be exercised is the earlier of (a) the Expiration Date or (b) five years after the date of your death or permanent and total disability. In the case of your attaining age 55 or older and, if you have at least 10 years of service with the Corporation when your employment terminates or attain age 65 regardless of service, the last date on which this Option may be exercised is the Expiration Date of the Option.

6. Involuntary Termination, Voluntary Termination and Non-Severance Event Termination.

(a) Involuntary Termination. If your employment with the Company is terminated by the Company and you are eligible to receive severance benefits under the Sara Lee Corporation Severance Plan for Corporate Officers, the Severance Pay Plan, the Severance Pay Plan for A & B Level Executives, the Severance Pay Plan for Certain Events or any other written severance plan of the Company (collectively, a “Severance Event Termination”), the last day on which this Option may be exercised is the earlier of (i) the Expiration Date or (ii) 90 days following the last day of your severance period as defined in your severance agreement. This Option will continue to vest only through the last day of your severance period.

In the event your employment with the Company is terminated as a result of the sale, closing or spin-off of a division, business unit or other component of the Company, all Options will vest as of the closing date of the transaction and be exercisable for six months following the closing date of the transaction, subject to the provisions of paragraph 5, unless otherwise determined by the Company. This provision does not apply with respect to any transaction that would be considered a Change of Control as defined in Article X of the Plan.

(b) Voluntary Termination and Non-Severance Event Termination. If your employment terminates for reasons other than those described in sections 5. and 6.(a), (i.e., you voluntarily terminate your employment with the Company or your employment is terminated by Company and you are not eligible for severance pay under the Company’s severance plans), then this Option shall terminate 90 days after the date of your termination of employment. Vesting of this Option ends on the date of your termination of employment.

7. Exercise. This Option may be exercised in whole or in part for the number of shares specified (which in all cases must be at least the lesser of 250 or the total number of shares outstanding under this Option) in a company specified notice that is delivered to the Company or its designated agent and is accompanied by full payment of the Exercise Price for such number of Option Shares. Payment of the Exercise Price may be made in cash, or by surrendering or attesting to the ownership of shares of Common Stock, or a combination of cash and shares of Common Stock, in an amount or having a combined value equal to the aggregate Exercise Price for such Option Shares. In connection with any payment of the Exercise Price by surrender or attesting to the ownership of shares of Common Stock, proof acceptable to the Company shall be submitted substantiating the shares owned. The value of previously acquired shares submitted (directly or by attestation) in full or partial payment for the Option Shares purchased upon exercise of the Option shall be equal to the aggregate fair market value (as defined in the Plan) of such previously acquired shares on the date of the exercise of the Option. This Option will be considered exercised on the date on which (a) your notice of exercise and (b) your payment of the Exercise Price have both been received by the Company. The exercise of any portion of this Option will be considered your acceptance of all terms and conditions specified in this Agreement.

8. Forfeiture. Notwithstanding anything contained in this Agreement to the contrary, if you engage in any activity inimical, contrary or harmful to the interests of the Company, including but not limited to: (1) competing, directly or indirectly (either as owner, employee or agent), with any of the businesses of the Company, (2) violating any Company policies, (3) soliciting any present or future employees or customers of the Company to terminate such employment or business relationship(s) with the Company, (4) disclosing or misusing any confidential information regarding the Company, or (5) participating in any activity not approved by the Board of Directors which could reasonably be foreseen as contributing to or resulting in a Change of Control of the Company (as defined in the Plan) (such activities to be collectively referred to as “wrongful conduct”), then (i) this Option, to the extent it remains unexercised, shall terminate automatically on the date on which you first engaged in such wrongful conduct and (ii) you shall pay to the Company in cash any financial gain you realized from exercising all or a portion of this Option within the six month period immediately preceding such wrongful conduct. For purposes of this paragraph 8, financial gain shall equal, on each date of exercise during the six month period immediately preceding such wrongful conduct, the difference between the fair market value of the Common Stock on the date of exercise and the Exercise Price, multiplied by the number of shares of Common Stock purchased pursuant to that exercise (without reduction for any shares of Common Stock surrendered or attested to) reduced by any taxes paid in countries other than the United States to acquire and or exercise and which taxes are not otherwise eligible for refund from the taxing authorities. By accepting this Option, you consent to and authorize the Company to deduct from any amounts payable by the Company to you, any amounts you owe to the Company under this paragraph 8. This right of set-off is in addition to any other remedies the Company may have against you for your breach of this Agreement.

9. Rights as a Stockholder. You will have no rights as a stockholder with respect to any Option Shares until and unless ownership of such Option Shares has been transferred to you.

10. Transferability of Option Shares. You may not offer, sell or otherwise dispose of any common stock covered by the Option in a way which would: (i) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other country) or to amend or supplement any such filing or (ii) violate or cause the Company to violate the Securities Act of 1933, as amended, the Securities Act of 1934, as amended, the rules and regulations promulgated thereunder, any other state or federal law, or the laws of any other country. The Company reserves the right to place restrictions on Common Stock received by you pursuant to this Option.

11. Conformity with the Plan. This Option is intended to conform in all respects with, and is subject to all applicable provisions of the Plan. Inconsistencies between this Agreement, the Plan or the Program Description shall be resolved in accordance with the terms of the Plan. By your acceptance of this Agreement, you agree to be bound by all of the terms of this Agreement, the Plan or the Program Description.

12. Interpretations. Any dispute, disagreement or question which arises under, or as a result of, or in any way relates to the interpretation, construction or application of the Plan, this Grant Agreement or the Program Description will be determined and resolved by the Compensation and Employee Benefits Committee of the Corporation’s Board of Directors (“Committee”) or its authorized delegate. Such determination or resolution by the Committee or its authorized delegate will be final, binding and conclusive for all purposes.

13. No Rights to Continued Employment. Nothing in this Agreement, the Plan or Program Description confers any right on you to continue in the employ of the Company or affects in any way the right of the Company to terminate your employment with or without prior written notice at any time for any reason.

14. Miscellaneous.

(a) Modification. The grant of this Option is documented by the minutes of the Committee which records are the final determinant of the number of shares granted and the conditions of this grant. The Committee may amend or modify this Option in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Option, provided that no such amendment or modification shall impair your rights under this Agreement without your consent. Except as in accordance with the two immediately preceding sentences and paragraph 16, this Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.

(b) Governing Law. All matters regarding or affecting the relationship of the Company and its stockholders shall be governed by the General Corporation Law of the State of Maryland. All other matters arising under this Agreement shall be governed by the internal laws of the State of Illinois, including matters of validity, construction and interpretation. You and the Company agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard or determined in any state or federal court sitting in Chicago, Illinois, and you agree to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense of inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law.

(c) Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

(d) Severability. Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

15. Confidentiality. You agree that you will not disclose the existence or terms of this Agreement to any other employees of the Company or third parties with the exception of your accountants, attorneys, or spouse, and shall ensure that none of them discloses such existence or terms to any other person, except as required to comply with legal process.

16. Amendment. Notwithstanding anything in the Plan, any program description or this Grant Notice to the contrary, this award may be amended by the Company without the consent of the Participant, including but not limited to modifications to any of the rights granted to the Participant under this award, at such time and in such manner as the Company may consider necessary or desirable to reflect changes in law.

SARA LEE CORPORATION

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